Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Coinstar, Inc.:

We consent to incorporation by reference in the Registration Statements (Nos. 333-120547, 333-30985, 333-89975, 333-63108, 333-100870, and 333-98297) on Forms S-8 and (No. 333-120546) on Form S-3 of Coinstar, Inc. of our reports dated February 28, 2005, with respect to the consolidated balance sheets of Coinstar, Inc. and subsidiaries as of December 31, 2004, and 2003, the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Coinstar, Inc.

Our report dated February 28, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, contains an explanatory paragraph that states that the Company acquired ACMI Holdings, Inc. and its subsidiary American Coin Merchandising, Inc. (collectively referred to as ACMI) during 2004, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, ACMI’s internal control over financial reporting associated with total assets of $263.7 million and total revenues of $111.1 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2004. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of ACMI.

/s/ KPMG LLP

Seattle, Washington

February 28, 2005